CanArgo Energy Corporation

Exhibit 99.1

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Wins Tender for New Acreage

November 4th 2002 — Oslo, Norway — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) is pleased to announce that its subsidiary, CanArgo Norio Limited (“CanArgo Norio”), has won the tender for the oil and gas exploration and production rights to Block XIG (Tbilisi) and Block XIH (Rustavi) in Eastern Georgia (“the Blocks”). By successfully winning the tender (under the tender conditions issued by the Georgian State Agency for Regulation of Oil and Gas Resources), CanArgo Norio will be awarded a licence for these blocks following negotiation of a Production Sharing Agreement (“PSA”) with the Georgian State authorities.

The Blocks lie adjacent to CanArgo’s existing acreage and in total cover some 486 km2. Potential exists in the Upper, Middle and Lower Eocene formations, as well as the Cretaceous, with oil and gas shows and limited production being obtained in the past. Following negotiation of the PSA CanArgo will carry out further exploration and appraisal activities on the Blocks in line with its ongoing programmes in its adjacent acreage.

CanArgo also announced that it has reached agreement with the other shareholders in CanArgo Norio on increasing CanArgo’s interest in CanArgo Norio in light of investments made in the Norio MK72 exploration well. Under this agreement CanArgo’s interest will increase from 50% to 64% in the company, and its existing PSA on the Norio (Block XIc) and North Kumisi area, as well as the new Blocks. The Norio well MK72, targeted at a large oil prospect located close to the 180 million barrel Samgori field, is currently suspended at a depth of 2,932 metres. CanArgo Norio is actively seeking a partner to complete the well, with the target being prognosed at approximately 4,200 metres (based on recently acquired downhole seismic data).

Murray Chancellor, Chief Operating Officer of CanArgo said, “We are extremely pleased to have been successful in this tender. The new blocks will complement our existing acreage portfolio in the area, and have significant potential. The potential of the Norio block itself is extremely high, and we are very pleased to have increased our equity position in CanArgo Norio ahead of testing the first large oil prospect. We have also now agreed plans to move forward with further short term development activity on our Ninotsminda oilfield, and given the stable production achieved from our current horizontal well we have plans for further horizontal drilling commencing early in the New Year.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For further information, contact:

CanArgo Energy Corporation
Julian Hammond
Tel: Fax Mobile: e-mail:	+44 20 7808 4708 +44 20 7808 4747 +44 77 4057 6138 info@canargo.com

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